Exhibit 5.2

[Letterhead of Polsinelli Shughart PC]

April 2, 2012

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, KS 66251

Ladies and Gentlemen:

We are special Kansas counsel to Sprint Nextel Corporation, a Kansas corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (i) $1,000,000,000 in aggregate principal amount of the Company’s 11.500% notes due 2021 (the “New 2021 Notes”) and (ii) $1,000,000,000 in aggregate principal amount of the Company’s 9.125% notes due 2017 (the “New 2017 Notes”), pursuant to the Company’s registration statement on Form S-4 (File No. 333–            ) filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (as the same may be amended from time to time, the “Registration Statement”). As described in the Registration Statement, the New 2021 Notes and New 2017 Notes will be exchanged for the Company’s outstanding restricted 11.500% notes due 2021 (the “Old 2021 Notes”) and the Company’s outstanding restricted 9.125% notes due 2017 (the “Old 2017 Notes”), respectively. The Company will issue the New 2021 Notes pursuant to an indenture dated as of November 20, 2006 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as indenture trustee (the “Indenture Trustee”), as supplemented by the first supplemental indenture, dated as of November 9, 2011, by and between the Company and the Indenture Trustee (the “2021 Notes Indenture”). The Company will issue the New 2017 Notes pursuant to the Base Indenture, as supplemented by the third supplemental indenture, dated as of March 1, 2012, by and between the Company and the Indenture Trustee (the “2017 Notes Indenture”).

In such capacity, we have reviewed and relied only on:

(A)	copies of (I) the Amended and Restated Articles of Incorporation of the Company (the “Articles”); (II) the Company’s Amended and Restated Bylaws (the “Bylaws”); (III) resolutions adopted by the Board of Directors of the Company on July 25, 2006, September 25, 2006, November 3, 2011, and January 18, 2012; (IV) unanimous written consent minutes of the Finance Committee of the Board of Directors dated as of November 9, 2006 and resolutions adopted by the Finance Committee of the Board of Directors on November 2, 2011 and January 18, 2012; and (V) unanimous written consent minutes of the Pricing Subcommittee of the Finance Committee dated as of November 15, 2006, November 8, 2011 and February 27, 2012; all of which have been certified to be correct and complete and in full force and effect by the Secretary of the Company;

(B)	the New 2021 Notes and the 2021 Notes Indenture;

(C)	the New 2017 Notes and the 2017 Notes Indenture;

(D)	the Base Indenture;

(E)	a certificate from the Kansas Secretary of State indicating that the Company is in good standing in Kansas as of March 30, 2012;

(F)	a certificate of an officer of the Company delivered to this law firm (the “Officer’s Certificate”);

(G)	the Registration Statement and the prospectus included therein applicable to the New 2021 Notes and New 2017 Notes (the “Prospectus”); and

(H)	the information under the caption “Business – Overview” in the Company’s Form 10-K for the fiscal year ended December 31, 2011.

The documents listed in clause (A) are collectively referred to herein as the “Corporate Records.” The documents listed in clauses (B) through (D) are collectively referred to herein as the “Transaction Documents.” The documents listed in clauses (E) through (H) are collectively referred to herein as the “Due Diligence Information.”

We call your attention to the fact that, to the extent specifically qualified and limited below in paragraphs (a) through (e) and in the specific opinions rendered, we did not conduct an investigation that independently confirms the facts upon which we render this opinion and, with your permission, we have assumed and relied upon the accuracy of all factual information set forth in and made by the Company in the Registration Statement, the Prospectus, the Transaction Documents and the Officer’s Certificate, together with certain representations and statements made to us by public officials as to factual matters material to the opinions expressed herein.

In rendering our opinions as to the good standing of the Company, we have relied exclusively on a certificate of a public official.

The opinions and statements expressed herein are subject to the following assumptions, comments, conditions, exceptions, qualifications and limitations:

(a) Our opinions and statements expressed herein are restricted to matters governed by the internal laws of the State of Kansas, without regard to conflict of laws.

(b) In reviewing the Transaction Documents, Corporate Records, and Due Diligence Information, we have assumed the genuineness of all signatures and initials thereon, the genuineness of all notaries contained thereon, and the conformance of all copies with the original thereof and originals to all copies thereof. We have further assumed that all certificates, documents and instruments dated prior to the date hereof remain accurate and correct on the date hereof. We have made no review of agreements, documents or transactions described or referred to in the Corporate Records other than the Corporate Records, and we express no opinion as to the effect of such terms, conditions or provisions of such agreements, documents and transactions upon the Transaction Documents or the matters discussed herein. We have further assumed that all Due Diligence Information is accurate, complete and authentic (including proper indexing and filing).

(c) None of the opinions below includes any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth below, and (ii) based upon prevailing norms and expectations among experienced lawyers in the State of Kansas, reasonable under the circumstances.

(d) We have assumed the issuance of the New 2021 Notes and the New 2017 Notes is not prohibited under any agreement or corporate document, other than the Articles and Bylaws to which we opine in paragraph 7 below, that is binding upon the Company.

(e) We have assumed the Registration Statement, and any required post-effective amendments thereto, have all or will all become effective under the Securities Act. We have further assumed that no stop order suspending the effectiveness of the Registration Statement or of any post-effective amendment to the Registration Statement is or will be in effect and no proceedings for such purpose or pursuant to Section 8 of the Securities Act have or will have been instituted or threatened by the Commission against the Company or related to the exchange offer contemplated in the Registration Statement.

(f) We have assumed the New 2021 Notes and New 2017 Notes will be duly executed, issued and delivered by the Company in exchange for the Old 2021 Notes and Old 2017 Notes, respectively, all in accordance with the exchange offer contemplated by the Registration Statement.

(g) We have assumed each of the Base Indenture, the 2021 Notes Indenture and the 2017 Notes Indenture (i) remains effective as of the date hereof and (ii) has been and remains duly qualified under the Trust Indenture Act of 1939, as amended.

(h) We express no opinion as to the statutes, administrative decisions, and rules and regulations of any county, municipal and special political subdivisions.

Based on the foregoing, and qualified in the manner and to the extent set forth herein, we are of the opinion that:

1. The Company is a corporation existing and in good standing under the laws of the State of Kansas, with the corporate power generally to conduct business and to own or lease properties.

2. The Base Indenture has been authorized by all necessary corporate action of the Company.

3. The 2021 Notes Indenture has been authorized by all necessary corporate action of the Company.

4. The New 2021 Notes have been authorized by all necessary corporate action of the Company.

5. The 2017 Notes Indenture has been authorized by all necessary corporate action of the Company.

6. The New 2017 Notes have been authorized by all necessary corporate action of the Company.

7. The (i) performance by the Company of (A) the Base Indenture, (B) the 2021 Notes Indenture, and (C) the 2017 Notes Indenture, (ii) issuance and exchange by the Company of the New 2021 Notes and New 2017 Notes for the Old 2021 Notes and Old 2017 Notes, respectively, and (iii) compliance by the Company with the terms and provisions of the Transaction Documents will not (Y) violate any Kansas law or regulation known to us to be generally applicable to transactions of this type, or (Z) violate or result in a default under any of the terms and provisions of the Articles and Bylaws.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Polsinelli Shughart PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The information set forth herein is as of the date of this letter, and we undertake no obligation to update this letter in response to or to advise you of subsequent changes in applicable law, or future events or information that might affect the opinions expressed herein.

Very truly yours,

/s/ Polsinelli Shughart PC
Polsinelli Shughart PC

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